                                                                   Exhibit 21.1

                             List of Subsidiaries

NAME                                                 JURISDICTION OF ORGANIZATION
MarkWest Energy Operating Company, L.L.C.            Delaware

Basin Pipeline L.L.C.                                Michigan

West Shore Processing Company, L.L.C.                Michigan

MarkWest Energy Appalachia, L.L.C.                   Delaware
